FOR IMMEDIATE RELEASE

NORDSON CORPORATION COMPLETES PURCHASE OF DAGE HOLDINGS, LTD.

WESTLAKE, Ohio – December 14, 2006 – Nordson Corporation (Nasdaq:NDSN) today announced that it has completed its acquisition of Dage Holdings, Ltd.

Dage is a leading manufacturer of testing and inspection equipment used in semiconductors and printed circuit board assemblies. The company’s bond testing and digital X-Ray systems are used to analyze the integrity of electronic connections on chips and printed circuit boards used in electronic devices.

Headquartered in the United Kingdom, Dage employs more than 200 people and had revenues of approximately $59 million during the 12-month period ending October 31, 2006.

“We are pleased to add Dage to Nordson’s portfolio of companies in our Advanced Technology Systems segment. Though not in the same business as Asymtek and March Plasma, Dage’s growth is being driven by many of the same factors driving the above-average growth of those companies,” said Edward P. Campbell, chairman and chief executive officer, Nordson Corporation. “As the demand for increased features and performance in today’s electronic devices continues to rise, the equipment supplied by Nordson’s Advanced Technology businesses has become crucial to the manufacturing of these products.”

Nordson Corporation is one of the world’s leading producers of precision dispensing equipment that applies adhesives, sealants and coatings to a broad range of consumer and industrial products during manufacturing operations. The company also manufactures technology-based systems for curing and surface treatment processes. Headquartered in Westlake, Ohio, Nordson Corporation has 3,800 employees worldwide, and direct operations and sales support offices in 30 countries.

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Contact:	Derrick Johnson, Director Corporate Communications
Phone:	440.414.5639
E-mail:	djohnson@nordson.com